MANAGEMENT AGREEMENT

AGREEMENT made effective as of the 8th day of February, 2018, by and between The Caldwell & Orkin Market Opportunity Fund (hereinafter referred to as the “Fund”) of The Caldwell & Orkin Funds, Inc., a Maryland corporation (hereinafter referred to as the “Company”) and Gator Capital Management, LLC, a Delaware limited liability company (hereinafter referred to as the “Manager”).

WITNESSETH:

WHEREAS, the Company is engaged in business as an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the “Investment Company Act”); and

WHEREAS, the Manager is willing to provide management and investment advisory services to the Fund on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company, on behalf of the Fund, and the Manager hereby agree as follows:

ARTICLE I

Duties of the Manager

The Company hereby employs the Manager to act as the manager and investment adviser of the Fund and to furnish the management and investment advisory services described below, subject to the supervision of the Board of Directors of the Company, for the period and on the terms and conditions set forth in this Agreement. The Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Fund in any way or otherwise be deemed an agent of the Company or the Fund.

(a)       Management Services. The Manager shall perform (or arrange for the performance by its affiliates or such other persons as the Manager may determine from time to time) the management and administrative services necessary for the operation of the Fund, including, without limitation, processing shareholder orders, administering shareholder accounts and handling shareholder relations. The Manager shall provide the Fund with office space, equipment and facilities and such other services as the Manager, subject to review by the Board of Directors of the Company, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Manager shall also, to the extent requested by the Company or the Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder service agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Manager shall make reports to the Board of Directors of the Company of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable.

(b)       Investment Advisory Services. The Manager shall provide the Fund with such investment research, advice and supervision as the Fund may from time to time consider necessary for the proper supervision of the assets of the Fund, shall furnish continuously an investment program for the Fund and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund invests or cash, subject always to the restrictions of the Articles of Incorporation and By-laws of the Fund, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the “Prospectus” and “Statement of Additional Information,” respectively). The Manager shall also make decisions for the Fund as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities shall be exercised. Should the Board of Directors of the Company at any time, however, make any definite determination as to investment policy and notify the Manager thereof in writing, the Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Manager shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund’s account with brokers or dealers selected by it, and to that end, the Manager is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. With respect to execution of transactions for the Fund, the Manager shall place all orders for the purchase or sale of portfolio securities with brokers or dealers selected by the Manager. In connection with the selection of such brokers or dealers and the placing of such orders, the Manager is directed at all times to obtain, consistent with a duty of best execution, a combination of the most favorable execution and price; after fulfilling this primary requirement of obtaining the most favorable execution and price, the Manager is hereby expressly authorized to consider as a secondary factor in selecting brokers or dealers with which such orders may be placed whether such firms furnish statistical, research and other information or services to the Manager. Receipt by the Manager of any such statistical or other information and services should not be deemed to give rise to any requirement for abatement of the advisory fee payable pursuant to Article III hereof.

ARTICLE II

Allocation of Charges and Expenses

(a)       The Manager. The Manager assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense, provide the office space, equipment and facilities which it is obligated to provide under Article I hereof, and shall pay all compensation of officers of the Company and all Directors of the Company who are affiliated persons of the Manager. Notwithstanding the foregoing, the Board of Directors of the Company shall be authorized to pay out of the assets of the Company such compensation to the chief compliance officer of the Company as the Board of Directors shall deem appropriate from time to time, whether or not the chief compliance officer is an affiliated person of the Manager.

(b)       The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund (except for the expenses incurred by the Fund's Distributor), including, without limitation: redemption expenses, taxes, expenses of portfolio transactions, costs of printing proxies, stock certificates, shareholder reports, prospectuses and statements of additional information, charges of the custodian and transfer agent, Securities and Exchange Commission fees, expenses of registering the shares under Federal and state securities laws, fees and actual out-of-pocket expenses of directors who are not affiliated persons of the Manager, accounting and pricing costs (including the daily calculation of net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund.

ARTICLE III

Compensation of the Manager

(a) Management Fee. For the services rendered under Article I above, the facilities furnished and expenses assumed by the Manager, the Fund shall pay to the Manager monthly compensation at an annual rate, which will vary according to the assets of the Fund. Such annual rate will be determined as follows: (i) 1.00% of the average daily net assets up to $250 million; (ii) 0.90% of the average daily net assets in excess of $250 million but not more than $500 million; and (iii) 0.80% of the average daily net assets in excess of $500 million. Said annual rate will be calculated as hereinafter set forth, commencing on the day following effectiveness hereof. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and paid monthly in accordance with this article and by applying the applicable percentage component of the annual rate as set forth above to the average daily net assets of the Fund determined as of each business day and adding to that amount any applicable fixed sum amount as set forth above. If the Agreement becomes effective subsequent to the first day of the month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in an amount consistent with the calculation of fees as set forth above. Subject to the provisions of subsection (b) and (c) hereof, payment of the Manager’s compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated by subsection (b) and (c) hereof.

(b) Expense Limitations The Manager agrees to reimburse the Fund to the extent necessary to prevent its annual ordinary operating expenses (excluding taxes, expenses related to the execution of portfolio transactions and the investment activities of the Fund (such as, for example, interest, dividend expenses on securities sold short, brokerage commissions and fees and expenses charged to the Fund by any investment company in which the Fund invests) and extraordinary charges such as litigation costs) from exceeding 2.0% of the Fund’s average net assets.

ARTICLE IV

Limitation of Liability of the Manager

The Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, the term “Manager” shall include any affiliates of the Manager performing services for the Fund contemplated hereby and directors, officers and employees of the Manager and such affiliates. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall constitute a waiver or limitation of any rights which the Company or the Fund may have under applicable federal or state laws.

ARTICLE V

Activities of the Manager

The services of the Manager to the Fund are not to be deemed to be exclusive, the Manager being free to render services to others. It is understood that directors, officers, employees and shareholders of the Fund are or may become interested in the Manager, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Manager are or may become similarly interested in the Fund, and that the Manager may become interested in the Fund as shareholder or otherwise.

ARTICLE VI

Compliance with Laws

The Manager will comply with all applicable laws in acting hereunder including, without limitation, the Investment Company Act, the Investment Advisers Act of 1940, as amended, and all rules and regulations duly promulgated under the foregoing.

ARTICLE VII

Severability

Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held illegal or made invalid by court decision, statute, rule or otherwise, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement.

ARTICLE VIII

Duration and Termination of this Agreement

This Agreement shall become effective as of the date first above written and shall remain in force for an initial period of two (2) years, and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Company, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Securities of the Fund, or by the Manager, on fourteen days’ written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

ARTICLE IX

Use of Names

The Company acknowledges that all rights to use the name “Gator”, “Gator Capital Management,” and derivatives thereof, belong to the Manager, and that the Manager has licensed the right to use and license to the Fund the use of the name “Caldwell & Orkin” and the “Caldwell & Orkin Market Opportunity Fund”, and that the Company is being granted a limited license to use such words in the name of the Fund and its classes of shares that would terminate with the termination of this Agreement.

ARTICLE X

Amendments of this Agreement

As to any material provision of this Agreement, this Agreement may be amended by the parties only if such amendment is specifically approved by (i) the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party, cast in person at meeting called for the purpose of voting on such approval.

ARTICLE XI

Definitions of Certain Terms

The terms “vote of a majority of the outstanding voting securities,” “assignment, “affiliated person” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

ARTICLE XII

Governing Law

This Agreement shall be construed in accordance with laws of the State of Florida and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of Florida, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the date first above written.

CALDWELL & ORKIN MARKET OPPORTUNITY FUND of THE CALDWELL & ORKIN FUNDS, INC.

Derek Pilecki, President

GATOR CAPITAL MANAGEMENT, LLC

Derek Pilecki, Manager